RBC Capital Markets®	Filed Pursuant to Rule 433 Registration Statement No. 333-171806

The information in this preliminary terms supplement is not complete and may be changed

Preliminary Terms Supplement
Subject to Completion:
Dated April 4, 2013

Pricing Supplement Dated April __, 2013 to the Product Prospectus
Supplement No. TP-1, dated April 4, 2013, and the Prospectus
Supplement and Prospectus, Each Dated January 28, 2011
$ __________ Trigger Phoenix Autocallable Notes Linked to the Worst Performing of the SPDR S&P 500 ETF Trust and the iShares® MSCI EAFE Index Fund, Due April 30, 2015 Royal Bank of Canada

Royal Bank of Canada is offering Trigger Phoenix Autocallable Notes (the “Notes”) linked to the worst performing of the SPDR® S&P 500® ETF and the iShares® MSCI EAFE Index Fund (each, a “Reference Stock,” and collectively, the “Reference Stocks”). The Notes offered are senior unsecured obligations of Royal Bank of Canada, will pay a Continent Coupon at the rate specified below, and will have the terms described in the documents described above, as supplemented or modified by this terms supplement, as set forth below.

The Notes do not guarantee any return of principal at maturity. Any payments on the Notes are subject to our credit risk.
Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page PS-5 of the product prospectus supplement dated April 4, 2013, on page PS-3 of the prospectus supplement dated January 28, 2011, and “Selected Risk Considerations” beginning on page P6 of this terms supplement.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Issuer:	Royal Bank of Canada	Listing:	None
Trade Date:	April 25, 2013	Principal Amount:	$1,000 per Note
Issue Date:	April 30, 2013	Maturity Date:	April 30, 2015
Observation Dates:	July 25, 2013, October 25, 2013, January 27, 2014, April 25, 2014, July 25, 2014, October 27, 2014, January 26, 2015, and the Valuation Date.	Coupon Payment Dates:	July 30, 2013, October 30, 2013, January 30, 2014, April 30, 2014, July 30, 2014, October 30, 2014, January 29, 2015, and the Maturity Date.
Valuation Date	April 27, 2015	Contingent Coupon Rate:	6.00% - 8.00% per annum.
Contingent Coupon:
If the closing price of each Reference Stock is equal to or greater than its Coupon Barrier on the applicable Observation Date, we will pay the Contingent Coupon applicable to that Observation Date. You may not receive any Contingent Coupons during the term of the Notes.

Payment at Maturity (if held to maturity):	For each $1,000 principal amount, $1,000 plus the Contingent Coupon at maturity, unless the Final Stock Price of the Worst Performing Reference Stock is less than its Trigger Price.
If the Final Stock Price of the Worst Performing Reference Stock is less than its Trigger Price, then the investor will receive at maturity, instead of the principal amount, the sum of (i) the principal amount and (ii) the product of the principal amount and the Underlying Return of the Worst Performing Reference Stock.

Investors could lose some or all of their investment at maturity if there has been a decline in the trading price of Worst Performing Reference Stock.
Worst Performing Reference Stock:	The Reference Stock which has the lowest Underlying Return.
Call Feature:
The Notes will be automatically called for 100% of their principal amount, plus accrued interest, if the closing price of each Reference Stock is equal to or greater than its Initial Stock Price on any Observation Date.

Call Settlement Dates:	The Coupon Payment Date corresponding to that Observation Date.
Initial Stock Price:	For each Reference Stock, the closing price of that Reference Stock on the Pricing Date.
Final Stock Price:	For each Reference Stock, the closing price of that Reference Stock on the Valuation Date.
Trigger Price and Coupon Barrier:	For each Reference Stock, 75% of the Initial Stock Price.
CUSIP:	78008SM86

	Per Note	Total
Price to public	%	$
Underwriting discounts and commissions	%	$
Proceeds to Royal Bank of Canada	%	$

The price at which you purchase the Notes includes hedging costs and profits that Royal Bank of Canada or its affiliates expect to incur or realize.  These costs and profits will reduce the secondary market price, if any secondary market develops, for the Notes.  As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

If the Notes priced on the date of this terms supplement, RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, would receive a commission of approximately $2.50 per $1,000 in principal amount of the Notes and would use a portion of that commission to allow selling concessions to other dealers of up to approximately $12.50 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions.  If the Notes priced on the date of this terms supplement, the price of the Notes would also include a profit of approximately $12.50 per $1,000 in principal amount of the Notes earned by Royal Bank of Canada in hedging its exposure under the Notes. In no event will the total of the commission received by RBCCM, which includes concessions to be allowed to other dealers, and the hedging profits of Royal Bank of Canada, exceed $20.00 per $1,000 in principal amount of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest on page P-22 below.

We may use this terms supplement in the initial sale of the Notes.  In addition, RBCCM or another of our affiliates may use this terms supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Trigger Phoenix Autocallable Notes Linked to the Worst Performing of the iShares® MSCI EAFE Index Fund and the SPDR® S&P 500® ETF Trust, Due April 30, 2015

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

General:
This terms supplement relates to an offering of Trigger Phoenix Autocallable Notes (the “Notes”) linked to the worst performing of the shares of the SPDR® S&P 500® ETF Trust and the iShares® MSCI EAFE Index Fund (the “Reference Stocks”).

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Medium-Term Notes, Series E

Trade Date:	April 25, 2013

Issue Date:	April 30, 2013

Term:	24 months

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.

Designated Currency:	U.S. Dollars

Contingent Coupon:
We will pay you a Contingent Coupon during the term of the Notes, periodically in arrears on each Coupon Payment Date, under the conditions described below:

•      If the closing price of each Reference Stock is equal to or greater than its Coupon Barrier on the applicable Observation Date, we will pay the Contingent Coupon applicable to that Observation Date.

•      If the closing price of either Reference Stock is less than its Coupon Barrier on the applicable Observation Date, we will not pay you the Contingent Coupon applicable to that Observation Date.

You may not receive a Contingent Coupon for one or more quarterly periods during the term of the Notes.

Contingent Coupon Rate:	6.00% – 8.00% per annum. The actual Contingent Coupon Rate will be determined on the Trade Date.

Observation Date(s):	Quarterly on July 25, 2013, October 25, 2013, January 27, 2014, April 25, 2014, July 25, 2014, October 27, 2014, January 26, 2015 and the Valuation Date.

Coupon Payment Date(s):	The Contingent Coupon, if applicable, will be paid on July 30, 2013, October 30, 2013, January 30, 2014, April 30, 2014, July 30, 2014, October 30, 2014, January 29, 2015 and the Maturity Date.

Call Feature:	If, on any Observation Date, the closing price of each Reference Stock is equal to or greater than its Initial Stock Price, then the Notes will be automatically called.
Payment if Called:
If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $1,000 principal amount, you will receive $1,000 plus the Contingent Coupon otherwise due on that Call Settlement Date.

RBC Capital Markets, LLC
P2

Trigger Phoenix Autocallable Notes Linked to the Worst Performing of the iShares® MSCI EAFE Index Fund and the SPDR® S&P 500® ETF Trust, Due April 30, 2015

Call Settlement Dates:	If the Notes are called on any Observation Date, the Call Settlement Date will be the Coupon Payment Date corresponding to that Observation Date

Valuation Date:	April 27, 2015

Maturity Date:	April 30, 2015

Initial Stock Price:	For each Reference Stock, its closing price on the Trade Date.

Final Stock Price:	For each Reference Stock, its closing price on the Valuation Date.

Trigger Price and Coupon Barrier:	For each Reference Stock , 75% of the Initial Stock Price

Payment at Maturity (if held to maturity):
If the Notes are not called, we will pay you at maturity an amount based on the Final Stock Price of the Worst Performing Reference Stock:

•      If the Final Stock Price of the Worst Performing Reference Stock is greater than or equal to its Trigger Price, we will pay you a cash payment equal to the principal amount plus the Contingent Coupon otherwise due on the Maturity Date.

•      If the Final Stock Price of the Worst Performing Reference Stock is below its Trigger Price, we will deliver to you the sum of (i) the principal amount and (ii) the product of the principal amount and the Underlying Return of the Worst Performing Reference Stock. The amount that you receive will be less than your principal amount, if anything, resulting in a loss that is proportionate to the decline of the Worst Performing Reference Stock from the Trade Date to the Valuation Date. Investors in the Notes could lose some or all of their investment at maturity if there has been a decline in the trading price of the Worst Performing Reference Stock below its Trigger Price.

Underlying Return:	Final Stock Price – Initial Stock Price Initial Stock Price

Market Disruption Events
The occurrence of a market disruption event (or a non-trading day) as to either Reference Stock will result in the postponement of an Observation Date or the Valuation Date as to that Reference Stock, nut not to any non-affected Reference Stock.

Calculation Agent:	RBC Capital Markets, LLC

U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a callable pre-paid cash-settled contingent income-bearing derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.

RBC Capital Markets, LLC
P3

Trigger Phoenix Autocallable Notes Linked to the Worst Performing of the iShares® MSCI EAFE Index Fund and the SPDR® S&P 500® ETF Trust, Due April 30, 2015

Secondary Market:
RBC Capital Markets, LLC (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issue Date.  The amount that an investor may receive upon sale of the Notes prior to maturity may be less than the principal amount of those Notes.

Listing:	None

Settlement:	DTC global notes

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on the cover page and pages P2 and P3 of this terms supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement.

RBC Capital Markets, LLC
P4

Trigger Phoenix Autocallable Notes Linked to the Worst Performing of the iShares® MSCI EAFE Index Fund and the SPDR® S&P 500® ETF Trust, Due April 30, 2015

ADDITIONAL TERMS OF YOUR NOTES

You should read this terms supplement together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011 and the product prospectus supplement dated April 4, 2013, relating to our Senior Global Medium-Term Notes, Series E, of which these Notes are a part. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this terms supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this terms supplement carefully.

This terms supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 28, 2011 and in the product prospectus supplement dated March 6, 2013, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

Prospectus Supplement dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

Product Prospectus Supplement dated April 4, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913001865/j43131424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 1000275.  As used in this terms supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this terms supplement relates.  Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-866-609-6009.

RBC Capital Markets, LLC
P5

Trigger Phoenix Autocallable Notes Linked to the Worst Performing of the iShares® MSCI EAFE Index Fund and the SPDR® S&P 500® ETF Trust, Due April 30, 2015

HYPOTHETICAL EXAMPLES

The examples below are based on the following terms:

Hypothetical Initial Stock Price (for each Reference Stock):	$100*
Hypothetical Trigger Price and Coupon Barrier (for each Reference Stock):	$75.00, which is 75% of the Initial Share Price
Hypothetical Contingent Coupon Rate	7% per annum (or 1.75% per quarter)
Hypothetical Contingent Coupon:	$17.50 per quarter
Observation Dates:	Quarterly
Principal Amount:	$1,000 per Note

* The hypothetical Initial Stock Price of $100 used in the examples below has been chosen for illustrative purposes only and does not represent either of the expected actual Initial Stock Prices.  For recent actual levels of the Reference Stocks, see the section entitled “Information Regarding the Issuers of the Reference Stocks” on page P11 below.

In Examples 1 and 2, the hypothetical closing price of each Reference Stock is greater than or equal to its hypothetical Initial Stock Price on one of the Observation Dates.  Because the hypothetical closing price of each Reference Stock is greater than or equal to its hypothetical Initial Stock Price on one of the Observation Dates, the Notes are automatically called.  In Examples 3 and 4, the hypothetical closing price of one or both of the Reference Stocks on the Observation Dates is less than its Initial Stock Price, and, consequently, the Notes are not automatically called.

Example 1					Example 2
Observation Dates	Hypothetical Closing Price of Reference Stock #1	Hypothetical Closing Price of Reference Stock #2	Contingent Coupon	Payment if the Notes Are Called*	Hypothetical Closing Price of Reference Stock #1	Hypothetical Closing Price of Reference Stock #2	Contingent Coupon	Payment if the Notes Are Called*
#1	$105	$103	—*	$1,017.50	$99	$91	$17.50	N/A
#2	N/A	N/A	N/A	N/A	$101	$94	$17.50	N/A
#3	N/A	N/A	N/A	N/A	$110	$110	—*	$1,017.50
#4	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
#5	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
#6	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
#7	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Valuation Date	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
* Includes the unpaid Contingent Coupon with respect to the Observation Date on which the hypothetical closing price of each Reference Stock is greater than or equal to the Initial Stock Price.

▪
In Example 1, the Notes are automatically called following the first Observation Date as the closing price of each Reference Stock on the first Observation Date is greater than its Initial Stock Price.  Payment will be calculated as follows:

Principal Amount + Contingent Coupon = $1,000 + $17.50 = $1,017.50

In this example, the Call Feature limits the term of your investment to approximately three months.

RBC Capital Markets, LLC
P6

Trigger Phoenix Autocallable Notes Linked to the Worst Performing of the iShares® MSCI EAFE Index Fund and the SPDR® S&P 500® ETF Trust, Due April 30, 2015

▪
In Example 2, the Notes are automatically called following the third Observation Date, as the closing price of each Reference Stock on the third Observation Date is greater than its Initial Stock Price.  (The Notes were not called on the second Observation Date, as the closing price of only one of the Reference Stocks was greater than its Initial Stock Price.) As the closing price of each Reference Stock on the first two Observation Dates is greater than the Coupon Barrier and Trigger Price, you receive the Contingent Coupon of $17.50 with respect to each of those Observation Dates.  Following the third Observation Date, you receive a payment of $1,017.50, which includes the Contingent Coupon with respect to the third Observation Date.

In this example, the Call Feature limits the term of your investment to approximately nine months.  Further, although each of the Reference Stocks has appreciated by 10% from the Initial Stock Price on the third Observation Date, you only receive a payment of $1,017.50 per Note and do not benefit from that appreciation.

	Example 3			Example 4
Observation Dates	Hypothetical Closing Price of the Worst Performing Reference Stock	Contingent Coupon	Payment if the Notes Are Called*	Hypothetical Closing Price of the Worst Performing Reference Stock	Contingent Coupon	Payment if the Notes Are Called*
#1	$71	$0	N/A	$71	$0	N/A
#2	$69	$0	N/A	$69	$0	N/A
#3	$66	$0	N/A	$66	$0	N/A
#4	$62	$0	N/A	$62	$0	N/A
#5	$70	$0	N/A	$70	$0	N/A
#6	$67	$0	N/A	$67	$0	N/A
#7	$73	$0	N/A	$73	$0	N/A
Valuation Date	$65	$0	N/A	$79	$17.50*	N/A
Payment at Maturity	$650.00			$1,017.50
* The final Contingent Coupon, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per Note based on the Final Stock Price of the Worst Performing Reference Stock.

▪
In Example 3, the closing price of the Worst Performing Reference Stock remains below the Coupon Barrier and Trigger Price throughout the term of the Notes.  As a result, you do not receive any Contingent Coupons during the term of the Notes and, at maturity, you are fully exposed to the decline in this Reference Stock.  As the Final Stock Price of the Worst Performing Reference Stock is less than the Trigger Price, you will receive a payment of $650.00 for each $1,000 in principal amount of the Notes..

▪
In Example 4, the closing price of the Worst Performing Reference Stock decreases to a Final Stock Price of $79.  Although the Final Stock Price of the Worst Performing Reference Stock is less than its Initial Stock Price, because the Final Stock Price of the Worst Performing Reference Stock is still not less than its Trigger Price, you will receive the principal amount plus the Contingent Coupon with respect to the final Observation Date.  Your payment at maturity would be:

$1,000 + $17.50 = $1,017.50

In this example, although the Final Stock Price of the Worst Performing Reference Stock represents a 21% decline from its Initial Stock Price, you will receive the principal amount plus the Contingent Coupon, equal to a total payment of $1,017.50 per Note at maturity.

RBC Capital Markets, LLC
P7

Trigger Phoenix Autocallable Notes Linked to the Worst Performing of the iShares® MSCI EAFE Index Fund and the SPDR® S&P 500® ETF Trust, Due April 30, 2015

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Stocks.  These risks are explained in more detail in the section “Risk Factors” in the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:

•
Principal at Risk — Investors in the Notes could lose some or a substantial value of their principal amount if there is a decline in the trading price of the Worst Performing Reference Stock between the Trade Date and the Valuation Date.  If the Notes are not automatically called and the Final Stock Price of the Worst Performing Reference Stock on the Valuation Date is less than the Trigger Price, you will lose a portion of your principal that is proportionate to the decline in the closing price of the Worst Performing Reference Stock from the Trade Date to the Valuation Date.  Any Contingent Coupons received on the Notes prior to the maturity date, may not be sufficient to compensate for any such loss.

•
The Notes Are Subject to an Automatic Call — If on any Call Date, the closing price of each Reference Stock is equal to or greater than its Initial Stock Price, then the Notes will be automatically called. If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $1,000 in principal amount, you will receive $1,000 plus the Contingent Coupon otherwise due on that Call Settlement Date. You will not receive any coupon payments after the Call Settlement Date. You may be unable to reinvest your proceeds from the automatic call in an investment with a return that is as high as the return on the Notes would have been if they had not been called.

•
You May Not Receive any Contingent Coupons — Royal Bank of Canada will not necessarily make any coupon payments on the Notes.  If the closing price of either Reference Stock on an Observation Date is less than the Coupon Barrier, Royal Bank of Canada will not pay you the Contingent Coupon applicable to that Observation Date. If the closing price of either Reference Stock is less than the Coupon Barrier on each of the Observation Dates and on the Valuation Date, Royal Bank of Canada will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes. Accordingly, if Royal Bank of Canada does not pay the Contingent Coupon on the maturity date, you will also incur a loss of principal, because the Final Stock Price of the Worst Performing Reference Stock will be less than the Trigger Price.

•
The Notes Are Linked to the Worst Performing Reference Stock — If either of the Reference Stocks has a Final Stock Price that is less than its Trigger Price, your return will be linked to the worst performing of the two Reference Stocks.    Even if the Final Level of the other Reference Stock has increased compared to its Initial Stock Price, or has experienced a decrease that is less than that of the Worst Performing Reference Stock, your return will only be determined by reference to the performance of the Worst Performing Reference Stock, regardless of the performance of the other Reference Stock.

•
The Call Feature and the Contingent Coupon Feature Limit Your Potential Return — The return potential of the Notes is limited to the pre-specified Contingent Coupon Rate, regardless of the appreciation of the Reference Stocks. In addition, the total return on the Notes will vary based on the number of Observation Dates on which the Contingent Coupon becomes payable prior to maturity or an automatic call.  Further, if the Notes are called due to the Call Feature, you will not receive any Contingent Coupons or any other payment in respect of any Observation Dates after the applicable Call Settlement Date. Since the Notes could be called as early as the first Observation Date, the total return on the Notes could be minimal. If the Notes are not called, you may be subject to the full downside performance of the Worst Performing Reference Stock even though your potential return is limited to the Contingent Coupon Rate.   As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Reference Stocks.

RBC Capital Markets, LLC
P8

Trigger Phoenix Autocallable Notes Linked to the Worst Performing of the iShares® MSCI EAFE Index Fund and the SPDR® S&P 500® ETF Trust, Due April 30, 2015

•
Owning the Notes Is Not the Same as Owning the Reference Stocks — The return on your Notes is unlikely to reflect the return you would realize if you actually owned the Reference Stocks. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the Reference Stocks during the term of your Notes. As an owner of the Notes, you will not have voting rights or any other rights that holders of the Reference Stocks may have. Furthermore, the Reference Stocks may appreciate substantially during the term of the Notes, while your potential return will be limited to the applicable Contingent Coupon payments.

•
There Is No Affiliation Between the Reference Stock Issuers and RBCCM, and RBCCM Is Not Responsible for any Disclosure by that Company — We are not affiliated with the issuers of the Reference Stocks or the issuers of the equity securities held by the Reference Stocks.  However, we and our affiliates may currently, or from time to time in the future engage in business with these companies.  Nevertheless, neither we nor our affiliates assume any responsibilities for the accuracy or the completeness of any information that any other company prepares.  You, as an investor in the Notes, should make your own investigation into the Reference Stocks and the companies in which they invest.  None of these companies are involved in this offering, and have no obligation of any sort with respect to your Notes.  These companies have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.

•
The Business Activities of Royal Bank or Its Affiliates May Create Conflicts of Interest – We and our affiliates expect to engage in trading activities related to the Reference Stocks or to the equity securities held by the issuers of the Reference Stocks that are not for the account of holders of the Notes or on their behalf.  These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management.  These trading activities, if they influence the prices of the Reference Stocks or the equity securities held by the Reference Stocks, could be adverse to the interests of the holders of the Notes.  We and one or more of our affiliates may, at present or in the future, engage in business with the Reference Stock Issuers or the companies in which they invest, including making loans to or providing advisory services.  These services could include investment banking and merger and acquisition advisory services.  These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes.  Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Stocks.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes.  Any of these activities by us or one or more of our affiliates may affect the price of the Reference Stocks or the equity securities held by the Reference Stocks, and, therefore, the market value of the Notes.

•
The Inclusion in the Purchase Price of the Notes of a Selling Concession and of Royal Bank of Canada’s Cost of Hedging its Market Risk under the Notes Will Adversely Affect the Value of the Notes Prior to Maturity — The price at which you purchase of the Notes includes a selling concession (including a broker’s commission), as well as the costs that Royal Bank of Canada (or one of its affiliates) expects to incur in the hedging of its market risk under the Notes. Such hedging costs include the expected cost of undertaking this hedge, as well as the profit that Royal Bank of Canada (or its affiliates) expects to realize in consideration for assuming the risks inherent in providing such hedge.  As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•
Market Disruption Events and Adjustments —The payment at maturity, each Observation Date, and the Valuation Date are subject to adjustment as described in the product prospectus supplement.  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

RBC Capital Markets, LLC
P9

Trigger Phoenix Autocallable Notes Linked to the Worst Performing of the iShares® MSCI EAFE Index Fund and the SPDR® S&P 500® ETF Trust, Due April 30, 2015

U.S. FEDERAL TAX INFORMATION

Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated April 4, 2013 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to your Notes.

RBC Capital Markets, LLC
P10

Trigger Phoenix Autocallable Notes Linked to the Worst Performing of the iShares® MSCI EAFE Index Fund and the SPDR® S&P 500® ETF Trust, Due April 30, 2015

INFORMATION REGARDING THE ISSUERS OF THE REFERENCE STOCKS

Each of the Reference Stocks is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “SEC”).  Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov.  In addition, information regarding the Reference Stocks may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

The following information regarding the issuer of the Reference Stock is derived from publicly available information.

We have not independently verified the accuracy or completeness of reports filed by the issuer with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.

SPDR® S&P 500® ETF Trust

Information concerning the SPDR® S&P 500® ETF Trust (the “SPDR Trust”) filed with the SEC under the Investment Company Act can be located by reference to SEC file number 811-06125. Information provided to or filed with the SEC can be inspected and copied at the public reference facility maintained by the SEC or through the SEC’s website at www.sec.gov. None of this publicly available information is incorporated by reference into this terms supplement.

The SPDR Trust seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P 500® Index. To maintain the correspondence between the composition and weightings of stocks held by the SPDR Trust and component stocks of the S&P 500® Index, the SPDR Trust adjusts its holdings from time to time to conform to periodic changes in the identity and/or relative weightings of the index securities.

The SPDR Trust utilizes a “passive” or “indexing” investment approach in attempting to track the performance of the S&P 500® Index. The SPDR Trust seeks to invest in substantially all of the securities that comprise the S&P 500® Index. The SPDR Trust typically earns income from dividends from securities held by the SPDR Trust. These amounts, net of expenses and taxes (if applicable), are passed along to the SPDR Trust’s shareholders as “ordinary income.” In addition, the SPDR Trust realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the component return of the SPDR Trust will be calculated based only on the share price of the SPDR Trust, you will not receive any benefit from or be entitled to receive income, dividend, or capital gain distributions from the SPDR Trust or any equivalent payments.

The shares of the SPDR Trust trade on the NYSE Arca under the symbol “SPY.”

The S&P 500® Index

All disclosures contained in this terms supplement regarding the S&P 500® Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC. S&P Dow Jones Indices LLC, which owns the copyright and all other rights to the S&P 500® Index, has no obligation to continue to publish, and may discontinue publication of, the S&P 500® Index. Neither we nor RBCCM accepts any responsibility for the calculation, maintenance or publication of the S&P 500® Index or any successor index.

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The S&P 500® Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of April 2, 2013, 390 companies included in the S&P 500® Index traded on the New York Stock Exchange, and 110 companies included in the S&P 500® Index traded on The NASDAQ Stock Market. On April 2, 2013, the average market capitalization of the companies included in the S&P 500® Index was $27.98 billion. As of that date, the largest component of the S&P 500® Index had a market capitalization of $405.84 billion, and the smallest component of the S&P 500® Index had a market capitalization of $1.45 billion.

S&P Dow Jones Indices LLC chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which S&P Dow Jones Indices LLC uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P Dow Jones Indices LLC include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the S&P 500® Index, with the approximate percentage of the market capitalization of the S&P 500® Index included in each group as of April 2, 2013, indicated in parentheses: Consumer Discretionary (11.64%); Consumer Staples (11.07%); Energy (10.86%); Financials (15.94%); Health Care (12.73%); Industrials (9.98%); Information Technology (17.91%); Materials (3.36%); Telecommunication Services (3.01%); and Utilities (3.51%). S&P from time to time, in its sole discretion, may add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

S&P Dow Jones Indices LLC calculates the S&P 500® Index by reference to the prices of the constituent stocks of the S&P 500® Index without taking account of the value of dividends paid on those stocks. As a result, the return on the Securities will not reflect the return you would realize if you actually owned the S&P 500® Index constituent stocks and received the dividends paid on those stocks.

Computation of the S&P 500® Index

While S&P Dow Jones Indices LLC currently employs the following methodology to calculate the S&P 500® Index, no assurance can be given that S&P Dow Jones Indices LLC will not modify or change this methodology in a manner that may affect the Payment at Maturity.

Historically, the market value of any component stock of the S&P 500® Index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P Dow Jones Indices LLC began shifting the S&P 500® Index halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the S&P 500® Index to full float adjustment on September 16, 2005. S&P Dow Jones Indices LLC’s criteria for selecting stocks for the S&P 500® Index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index.

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

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In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the S&P 500® Index.  Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings.  However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block.  If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding.  As of September 21, 2012, available float shares are defined as the total shares outstanding less shares held by control holders.  This calculation is subject to a 5% minimum threshold for control blocks.  For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, S&P Dow Jones Indices LLC would assign that company an IWF of 1.00, as no control group meets the 5% threshold.  However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, S&P Dow Jones Indices LLC would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control.  For companies with multiple classes of stock, S&P Dow Jones Indices LLC calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The S&P 500® Index is calculated using a base-weighted aggregate methodology. The level of the S&P 500® Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it serves as a link to the original base period level of the S&P 500® Index. The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index, and do not require index divisor adjustments.

To prevent the level of the S&P 500® Index from changing due to corporate actions, corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the S&P 500® Index remains constant and does not reflect the corporate actions of individual companies in the S&P 500® Index. Index divisor adjustments are made after the close of trading and after the calculation of the S&P 500® Index closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at the market offerings, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. Changes of less than 5.00% due to a company’s acquisition of another company in the S&P 500® Index are made as soon as reasonably possible. All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

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Changes in IWFs of more than five percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually when IWFs are reviewed.

Historical Information

Below is a table setting forth the intra-day high, intra-day low and period-end closing prices of this Reference Stock. The information provided in the table is for the four calendar quarters of 2009, 2010, 2011 and 2012, the first quarter of 2013 and for the period from April 1, 2013 to April 2, 2013.  On April 2, 2013, the closing price of this Reference Stock was $156.82.

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock	Low Intra-Day Price of the Reference Stock	Period-End Closing Price of the Reference Stock
1/1/2009	3/31/2009	$94.45	$67.10	$79.44
4/1/2009	6/30/2009	$96.11	$78.33	$91.92
7/1/2009	9/30/2009	$108.06	$87.01	$105.56
10/1/2009	12/31/2009	$113.03	$101.99	$111.44

1/1/2010	3/31/2010	$118.10	$104.58	$116.99
4/1/2010	6/30/2010	$122.12	$102.88	$103.22
7/1/2010	9/30/2010	$115.79	$101.13	$114.12
10/1/2010	12/31/2010	$126.20	$113.18	$125.78

1/1/2011	3/31/2011	$134.69	$125.28	$132.51
4/1/2011	6/30/2011	$137.17	$126.19	$131.97
7/1/2011	9/30/2011	$135.70	$110.27	$113.17
10/1/2011	12/30/2011	$129.41	$107.43	$125.50

1/1/2012	3/30/2012	$141.83	$126.43	$140.72
4/1/2012	6/29/2012	$142.21	$127.14	$136.27
7/1/2012	9/28/2012	$148.11	$132.60	$143.93
10/1/2012	12/31/2012	$147.15	$134.70	$142.52

1/1/2013	3/31/2013	$156.85	$144.74	$156.55
4/1/2013	4/2/2013	$157.21	$155.67	$156.82

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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The graph below illustrates the performance of this Reference Stock from April 2, 2008 to April 2, 2013 assuming an Initial Stock Price of $156.82, which was the closing price of this Reference Stock on April 2, 2013. The dotted line represents a hypothetical Coupon Barrier and Trigger Price of $117.62, which is equal to 75% of the closing price on April 2, 2013. The actual Coupon Barrier and Trigger Price will be based on the closing price of this Reference Stock on the Trade Date.

We obtained the information regarding the historical performance of this Reference Stock in the chart below from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.  The historical performance of this Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the market prices of this Reference Stock on any Observation Date or on the Valuation Date.  We cannot give you assurance that the performance of this Reference Stock will not result in the loss of all or part of your investment.

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iShares® MSCI EAFE Index Fund

We have derived the following information from publicly available documents published by iShares®, a registered investment company. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with the iShares MSCI EAFE Index Fund (the “EAFE Fund”), and the EAFE Fund will have no obligations with respect to the Notes.

iShares® consists of numerous separate investment portfolios (the “iShares® Funds”), including the EAFE Fund. The EAFE Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index. The EAFE Fund typically earns income dividends from securities included in the MSCI EAFE Index. These amounts, net of expenses and taxes (if applicable), are passed along to the EAFE Fund’s shareholders as “ordinary income.” In addition, the EAFE Fund realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because your Notes are linked only to the share price of the EAFE Fund, you will not be entitled to receive income, dividend, or capital gain distributions from the EAFE Fund or any equivalent payments.

Information provided to or filed with the SEC by iShares® under the Securities Exchange Act of 1934 and the Investment Company Act of 1940 can be located at the SEC’s facilities or through the SEC’s Website by reference to SEC file numbers 033-97598 and 811-09102, respectively.  We have not independently verified the accuracy or completeness of the information or reports prepared by iShares®.

The selection of the EAFE Fund is not a recommendation to buy or sell the shares of the EAFE Fund. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the EAFE Fund.

“iShares®” and BlackRock® are registered trademarks of BlackRock, Inc. and its affiliates (“BlackRock”). BlackRock has licensed certain trademarks and trade names of BlackRock for our use. The Notes are not sponsored, endorsed, sold, or promoted by BlackRock, or by any of the iShares Funds. Neither BlackRock nor the iShares Funds make any representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. Neither BlackRock nor the iShares Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the Notes or in connection with our use of information about the iShares Funds.

The shares of the EAFE Fund trade on the NYSE Arca under the symbol “EFA”.

The MSCI EAFE Index

We have derived all information contained in this terms supplement regarding the MSCI EAFE Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  The MSCI EAFE Index is a stock index calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of Morgan Stanley, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.  Neither MSCI nor Morgan Stanley has any obligation to continue to calculate and publish, and may discontinue calculation and publication of the MSCI EAFE Index.

The MSCI EAFE Index is intended to measure equity market performance in developed market countries, excluding the U.S. and Canada.  The MSCI EAFE Index is a free float-adjusted market capitalization equity index with a base date of December 31, 1969 and an initial value of 100.  The MSCI EAFE Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours.  The MSCI EAFE Index currently consists of the following 22 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, The Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom.

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General - MSCI Indices

MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.

MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.

Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:

•	defining the equity universe;

•	determining the market investable equity universe for each market;

•	determining market capitalization size segments for each market;

•	applying index continuity rules for the MSCI Standard Index;

•	creating style segments within each size segment within each market; and

•	classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe. The equity universe is defined by:

•
Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

The investability screens used to determine the investable equity universe in each market are as follows:

•
Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

•
Equity Universe Minimum Free Float−Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float−adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

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•
DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float−adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

•
Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

•
Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi−annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi−Annual Index Review.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size−based indices:

•	Investable Market Index (Large + Mid + Small);

•	Standard Index (Large + Mid);

•	Large Cap Index;

•	Mid Cap Index; or

•	Small Cap Index.

Creating the size segment indices in each market involves the following steps:

•	defining the market coverage target range for each size segment;

•	determining the global minimum size range for each size segment;

•	determining the market size−segment cutoffs and associated segment number of companies;

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•	assigning companies to the size segments; and

•	applying final size−segment investability requirements.

Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability and low index turnover. In particular, index maintenance involves:

(i)	Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	updating the indices on the basis of a fully refreshed equity universe;

•	taking buffer rules into consideration for migration of securities across size and style segments; and

•	updating FIFs and Number of Shares (“NOS”).

(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

•	reflecting the impact of significant market events on FIFs and updating NOS.

(iii)
Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Neither we nor RBCCM accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the MSCI EAFE Index or any successor to the MSCI EAFE Index.

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Historical Information

Below is a table setting forth the intra-day high, intra-day low and period-end closing prices of the Reference Stock. The information provided in the table is for the four calendar quarters of 2009, 2010, 2011 and 2012, the first quarter of 2013 and for the period from April 1, 2013 to April 2, 2013.  On April 2, 2013, the closing price of this Reference Stock was $58.81.

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock	Low Intra-Day Price of the Reference Stock	Period-End Closing Price of the Reference Stock
1/1/2009	3/31/2009	$45.61	$31.56	$37.59
4/1/2009	6/30/2009	$49.18	$37.28	$45.81
7/1/2009	9/30/2009	$56.31	$43.49	$54.70
10/1/2009	12/31/2009	$57.66	$52.42	$55.30

1/1/2010	3/31/2010	$58.00	$49.94	$56.00
4/1/2010	6/30/2010	$58.08	$45.86	$46.51
7/1/2010	9/30/2010	$55.81	$46.45	$54.92
10/1/2010	12/31/2010	$59.50	$53.85	$58.23

1/1/2011	3/31/2011	$61.98	$54.69	$60.09
4/1/2011	6/30/2011	$64.35	$56.71	$60.14
7/1/2011	9/30/2011	$61.78	$46.09	$47.75
10/1/2011	12/30/2011	$55.86	$45.46	$49.53

1/1/2012	3/30/2012	$55.91	$48.99	$54.90
4/1/2012	6/29/2012	$55.68	$46.55	$49.96
7/1/2012	9/28/2012	$55.57	$47.30	$53.00
10/1/2012	12/31/2012	$56.88	$51.63	$56.82

1/1/2013	3/31/2013	$59.99	$56.69	$58.98
4/1/2013	4/2/2013	$59.10	$58.10	$58.81

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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The graph below illustrates the performance of this Reference Stock from April 2, 2008 to April 2, 2013 assuming an Initial Stock Price of $58.81, which was the closing price of this Reference Stock on April 2, 2013. The dotted line represents a hypothetical Coupon Barrier and Trigger Price of $44.11, which is equal to 75% of the closing price on April 2, 2013. The actual Coupon Barrier and Trigger Price will be based on the closing price of this Reference Stock on the Trade Date.

We obtained the information regarding the historical performance of this Reference Stock in the chart below from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.  The historical performance of this Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the market prices of this Reference Stock on any Observation Date or on the Valuation Date.  We cannot give you assurance that the performance of this Reference Stock will not result in the loss of all or part of your investment.

RBC Capital Markets, LLC
P21

Trigger Phoenix Autocallable Notes Linked to the Worst Performing of the iShares® MSCI EAFE Index Fund and the SPDR® S&P 500® ETF Trust, Due April 30, 2015

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We expect that delivery of the Notes will be made against payment for the Notes on or about April 30, 2013, which is the third (3rd) business day following the Pricing Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus supplement dated January 28, 2011. For additional information as to the relationship between us and RBC Capital Markets, LLC, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated January 28, 2011.

RBCCM may pay fees of up to $[     ] per $1,000 in principal amount of the Notes to one or more FINRA members for marketing services relating to this offering.

RBC Capital Markets, LLC
P22

RBC Capital Markets®
EQUITY LINKED NOTE I RBC STRUCTURED NOTES GROUP
Trigger Phoenix Autocallable Notes Linked to the Worst Performing of the SPDR® S&P 500® ETF Trust and the iShares® MSCI EAFE Index Fund, Due April 30, 2015

INVESTMENT THESIS

•
Receive a Contingent Coupon Payment of 6.00% to 8.00% per annum (to be determined on the Pricing Date) if the closing level of each Reference Stock is at or above its Coupon Barrier on any quarterly Observation Date.

•	The notes will be automatically called on any quarterly Observation Date if the closing level of each Reference Stock is at or above its Initial Stock Price.
•
Subject to one-for-one loss of the principal amount at maturity for any percentage decrease in the Worst Performing Reference Stock if the Final Stock Price of the Worst Performing Reference Stock is below its Trigger Price.

PRELIMINARY KEY TERMS

•	Reference Stocks: Shares of the SPDR® S&P 500® ETF Trust and the iShares® MSCI EAFE Index Fund.
•	Contingent Coupon: 6.00% – 8.00% per annum (to be determined on the Pricing Date)
•	Coupon Barrier and Trigger Price: 75% of the Initial Stock Price
•	Worst Performing Reference Stock: The Reference Stock which has the lowest Underlying Return.
•	Observation Dates: Quarterly on July 25, 2013, October 25, 2013, January 27, 2014, April 25, 2014, July 25, 2014, October 27, 2014, January 26, 2015, and April 25, 2015.
•	Coupon Payment Dates: 3 business days after each Observation Date, except that the final Coupon Payment Date is the maturity date.
•	Call Settlement Dates: the Coupon Payment Date corresponding to that Observation Date

KEY RISK FACTORS

•	The notes are subject to Royal Bank of Canada’s credit risk.
•	The notes are not principal protected.
•	You will not receive a payment on one or more of the Coupon Payment Dates if the price of either Reference Stock is less than its Coupon Barrier.
•	Your return on the notes is limited to the Contingent Coupon Payments.
•	Payments at Maturity are linked to the Worst Performing Reference Stock
•	Your notes are likely to have limited liquidity.

TAX

•
Each investor will agree to treat the notes as a callable pre-paid cash-settled contingent income-bearing derivative contract for U.S. federal income tax purposes, as described in more detail in the product supplement.

ORDER DEADLINE

•	RBCCM will accept orders to purchase the notes until April 25, 2013

CUSIP: 78008SM86	I	PRICING DATE: April 25, 2013	I	ISSUE DATE: April 30, 2013
IRS Circular 230 Notice:  To ensure compliance with IRS Circular 230, you are hereby notified that: (a) any discussion of federal tax issues contained or referred to herein is not intended or written to be used, and cannot be used, by you for the purpose of avoiding penalties that may be imposed on you under the Internal Revenue Code; (b) such discussion is written in connection with the promotion or marketing by us of the transactions or matters addressed herein; and (c) you should seek advice based on your particular circumstances from an independent tax advisor.